As filed with the Securities and Exchange Commission on December 21, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DASSAULT SYSTÈMES S.A.
(Exact Name of Registrant as Specified in Its Charter)

France (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)
9, Quai Marcel Dassault, B.P. 310
92150 Suresnes, France
(33-1) 40-99-40-99
(Address of Principal Executive Offices) (Zip Code)
Dassault Systèmes 2006 Stock Options Plan
(Full Title of the Plan)
Dassault Systèmes Americas Corporation
900 Chelmsford Street Tower 2 Floor 5
Lowell, Massachusetts 01851
(978) 442 -2500
(Name, Address and Telephone Number of Agent For Service)
Copies to:
Christopher M. Bartoli, Esq.
Baker & McKenzie LLP
130 East Randolph Drive
Chicago, Illinois 60601
Telephone: (312) 861-8000
Facsimile: (312) 861-2899
CALCULATION OF REGISTRATION FEE

Proposed
Title Of Each Class		Proposed	Maximum
Of Securities To Be	Amount To Be	Maximum Offering	Aggregate Offering	Amount Of
Registered	Registered(1)	Price Per Share(2)	Price(2)	Registration Fee(2)
Common Stock, nominal value 1 euro per share	648,700	(2)	$37,589,414	$1,154

(1)	In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered includes an indeterminable number of shares of common stock issuable under the Dassault Systèmes 2006 Stock Options Plan, as this amount may be adjusted as a result of stock splits, stock dividends or similar transactions and antidilution provisions.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based on the exercise price of $59.18 per share for 215,500 options awarded under the Plan and based on the exercise price of $64.07 per share for 133,200 options awarded under the Plan, and $54.34 per share for 300,000 shares reserved for future awards under the Plan, estimated based on the average of the high and low prices per share of the common stock on the NASDAQ Global Select Market on December 17, 2007.

PART I
     The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed with the Securities and Exchange Commission by Dassault Systèmes S.A. (the “Company”) are hereby incorporated in this Registration Statement by reference:
(a)	Annual report on Form 20-F for the year ended December 31, 2006, filed on May 29, 2007 (File No. 000-28578);

(b)	Interim reports on Form 6-K for the quarters ended March 31, 2007, June 30, 2007, and September 30, 2007, respectively (File No. 000-28578);

(c)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A (File No. 000-28578), except to the extent that such description has been superseded by the descriptions in “Item 9A. Listing Details,” “Item 10B. Memorandum and Articles of Association” and “Item 10D. Exchange Controls” of the Form 20-F.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not required.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     The Company currently maintains liability insurance for its directors and officers, including insurance against liabilities under the Securities Act of 1933, as amended, subject to the terms and limitations of the policy.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.

ITEM 8. EXHIBITS.
     The following exhibits are filed as part of this Registration Statement:
4.1	By-laws (“statuts”) of the Company (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed on May 29, 2007 (File No. 000-28578)).

5	Opinion of Baker & McKenzie.

10	Dassault Systèmes 2006 Stock Options Plan.

23.1	Consent of PricewaterhouseCoopers Audit.

23.2	Consent of Deloitte & Associés.

23.3	Consent of Ernst & Young Audit.

23.4	Consent of Baker & McKenzie (included as part of Exhibit 5).

24	Power of Attorney (included on the signature page to this Registration Statement).
ITEM 9. UNDERTAKINGS.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Dassault Systèmes S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Suresnes, France, on the 21st day of December, 2007.

DASSAULT SYSTÈMES S.A.

By: Name:	/s/ Bernard Charlès Bernard Charlès
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thibault de Tersant and Valérie Raoul-Desprez, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, in connection with this Registration Statement, to sign any and all amendments or supplements to the Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 21st day of December, 2007.

SIGNATURE	TITLE

/s/ Bernard Charlès	President, Chief Executive Officer and Director
Bernard Charlès	(Principal Executive Officer)

/s/ Laurent Dassault Laurent Dassault	Director

/s/ Paul Brown Paul Brown	Director

/s/ Jean-Pierre Chahid-Nourai Jean-Pierre Chahid-Nourai	Director

Chairman of the Board; Director
Charles Edelstenne

Director
André Kudelski

/s/ Bernard Dufau Bernard Dufau	Director

/s/ Arnoud De Meyer Arnoud De Meyer	Director

/s/ Thibault de Tersant Thibault de Tersant	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

SIGNATURE	TITLE

/s/ Valérie Raoul-Desprez Valérie Raoul-Desprez	Controller (Principal Accounting Officer)
AUTHORIZED U.S. REPRESENTATIVE
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below on December 21, 2007 by the undersigned as the duly authorized representative of Dassault Systèmes in the United States.

/s/ Deborah Dean
Deborah Dean

EXHIBIT INDEX

Exhibit No.	Description

4.1	By-laws of the Company (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2006, filed on May 29, 2007 (File No. 000-28578)).

5	Opinion of Baker & McKenzie.

10	Dassault Systèmes 2006 Stock Options Plan.

23.1	Consent of PricewaterhouseCoopers Audit.

23.2	Consent of Deloitte & Associés.

23.3	Consent of Ernst & Young Audit.

23.4	Consent of Baker & McKenzie (included as part of Exhibit 5).

24	Power of Attorney (included on the signature page to this Registration Statement).